Exhibit 99.1

Contact:	David Stockert
Post Properties, Inc.
(404) 846-5000
Post Apartment Homes, L.P. Announces Expiration and Final Results of
Tender Offer for its 7.70% Notes Due 2010 and 5.125% Notes Due 2011
ATLANTA, February 20, 2009 – Post Apartment Homes, L.P. (“Post Apartment Homes”), the operating partnership of Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, today announced the expiration and final results of its previously announced cash tender offer to purchase any and all of its $185,000,000 7.70% Notes due 2010 (CUSIP No. 737415AD1) (the “2010 Notes”) and its $100,000,000 5.125% Notes due 2011 (CUSIP No. 737415AG4) (the “2011 Notes” and together with the 2010 Notes, the “Notes”). The tender offer was made pursuant to an Offer to Purchase dated February 11, 2009 (the “Offer to Purchase”) and related Letter of Transmittal, which together constitute the “Offer”.
The Offer expired at 5:00 p.m., New York City time, on February 19, 2009. $84,495,000 in aggregate principal amount of the 2010 Notes, representing approximately 46% of the outstanding 2010 Notes and $90,363,000 in aggregate principal amount of the 2011 Notes, representing approximately 90% of the outstanding 2011 Notes, were validly tendered and not validly withdrawn in the Offer. The Company has accepted for purchase all such Notes. The applicable purchase price plus the applicable accrued and unpaid interest will be paid to the tendering holders on the settlement date, which is today, February 20, 2009.
J.P. Morgan Securities Inc. served as the dealer manager for the Offer and Global Bondholder Services Corporation served as the depositary and information agent for the Offer.
About Post Properties
Post Properties, founded more than 37 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties owns 21,189 apartment homes in 58 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 1,736 apartment units in five communities currently under construction and/or in lease-up. The Company is also developing and selling 361 for-sale condominium homes in three communities (including 129 units in one community held in an unconsolidated entity) and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.
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